Magellan Gold Adds Key Patented Claims and State Permit at Silver District

FOR IMMEDIATE RELEASE

           October 5, 2015

Reno, Nevada – Magellan Gold Corporation (OTCBB:  MAGE) (“Magellan” or “the Company”) is pleased to announce that it has added key property holdings at its advanced exploration Silver District Project in La Paz County, southwest Arizona. Magellan now controls unpatented and patented mining claims and a state exploration permit totaling over 2,000 acres. Magellan’s district-scale property position covers the heart of the historic Silver District and includes all of the important historical producers, most of the old mines and prospects and all of the known exploration targets. Historic recorded production during 1883-1893 from small underground mines was 1.56 million ounces silver and 2.33 million pounds lead.

Pierce Carson, CEO of Magellan’s mineral subsidiary Gulf & Western Industries, Inc. said, “The Silver District Project exhibits excellent potential for substantial expansion of the near-surface drilled historic resources of 16 million ounces silver. Subject to funding, we plan to conduct an extensive drilling program to test strike and depth extensions of the vein deposits. The project shows promising potential for development of a silver mine with by-products fluorite, barite and lead-zinc.”

A new management presentation providing additional information on Magellan Gold Corporation and the Silver District Project is available at the following link:

http://magellangoldcorp.com/wp-content/uploads/2015/10/Magellan_Presentation_-Oct-2015.pdf

About Magellan Gold Corporation

Magellan Gold Corporation (OTCBB:  MAGE) is a Nevada corporation engaged in the acquisition and exploration of precious metals mineral properties. The Company is actively seeking quality properties with potential for early production. Magellan holds its properties through its 85% owned subsidiary Gulf & Western Industries, Inc.

Magellan controls two mineral properties, the Silver District Project in La Paz County, southwest Arizona, and the Sacramento Mountains Gold Project in San Bernardino County near Needles, California. The Company is seeking a joint venture partner for the Sacramento Mountains Gold Project where a drilling program has been permitted.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

This release contains “forward-looking statements.”  Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Cautionary Note to U.S. Investors: The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. We use certain terms in this release, such as “resources”, “geologic resources”, ”measured”, ”indicated” and “inferred”, that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our latest Form 10-K and other reports filed with the SEC. You can review and obtain copies of these filings from the SEC’s website at http://www.sec.gov/edgar.shtml.

Contact:

John Power

President, Magellan Gold Corporation

(707) 884-3766

Pierce Carson

President

Gulf & Western Industries, Inc.

(505) 463-9223